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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                       AUGUST 31, 2004 (AUGUST 26, 2004)



                               RIVIANA FOODS INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-25294                  76-0177572
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)


                               2777 ALLEN PARKWAY
                                HOUSTON, TX 77019
               (Address of principal executive offices) (Zip Code)

                                 (713) 529-3251
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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Item 5.01 Changes in Control of Registrant

         On July 23, 2004, Riviana Foods Inc., a Delaware corporation (the "Company"), announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ebro Puleva, S.A., a "sociedad anonima" organized under the laws of Spain ("Parent"), and Ebro Puleva Partners G.P. ("Sub"), a Delaware general partnership whose general partners are Parent and Herba Foods S.L. ("Herba"), a "sociedad limitada" organized under the laws of Spain. On August 26, 2004, the parties to the Merger Agreement agreed to amend the Merger Agreement to allow Ebro Puleva, Inc. to be substituted for Sub as a constituent corporation in the Merger Agreement.

         Pursuant to the Merger Agreement, Sub commenced a cash tender offer to acquire all of the shares of common stock of the Company, par value $1.00 per share (the "Shares"), at a purchase price of $25.75 per Share in cash (the "Offer"), upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO (as amended or supplemented from time to time) filed by Parent, Sub and Herba with the United States Securities and Exchange Commission on July 30, 2004 (the "Offer").

         The offer expired at 12:00 midnight, New York City time, on August 26, 2004. Based upon information provided by Bank of New York, the depository for the Offer, 13,312,268 shares were validly tendered and not withdrawn and, excluding 420,491 shares tendered by notice of guaranteed delivery, represents approximately 88.7% of all issued and outstanding Shares. All shares validly tendered and not withdrawn prior to the expiration have been accepted for payment by Sub and will be paid for promptly.

         The Company and Sub have elected to provide a subsequent offering period pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), for Shares not yet tendered, during which all properly tendered Shares will be accepted and tendering stockholders will receive $25.75 per share. The subsequent offering period commenced at 9:00 a.m., New York City time, on August 27, 2004 and will expire at 5:00 p.m., New York City time, on September 1, 2004. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights will apply during the subsequent offering period.

         Upon obtaining 90% of the Company's Shares, Parent intends to complete a short-form merger to acquire the remaining Shares. Ebro Puleva, Inc. will be merged with and into the Company (the "Merger") with the Company surviving as a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or otherwise, or Shares owned by Parent, Sub or any of their respective affiliates, which shall be canceled, and other than Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $25.75 in cash. Currently the merger is expected to close September 2, 2004.

         The aggregate consideration to be paid for all shares tendered in the Offer and upon consummation of the merger is approximately $380 million. Parent has obtained the funding for the merger using borrowings under a Credit Facility Agreement with JPMorgan Chase Bank.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

         On August 27, 2004, Frank A. Godchaux III, Charles R. Godchaux, Joseph
A. Hafner, Jr., Elton Kennedy, and Thomas B. Walker, Jr. resigned from the Board of Directors of the Company.

         On August 27, 2004, the Company appointed Jose Manuel Fernandez Norniella, Antonio Hernandez Callejas, Guillermo Mesonero-Romanos Aguilar, Jaime Carbo Fernandez, Miguel Angel Perez Alvarez, and Eugenio Ruiz-Galvez Priego as members of the Board of Directors.

         It has not been determined at this time which committees the directors will serve on.

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Item 9.01 Financial Statements and Exhibits

         (c) Exhibits.

             Exhibit No.   Description
             -----------   -----------
                99.1       Press Release of Riviana Foods Inc. dated August 27,
                           2004.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.


                                         RIVIANA FOODS INC.

Date: August 31, 2004                    By: /s/ E. Wayne Ray, Jr.
                                            ------------------------------------
                                            Vice President, Chief Financial
                                            Officer and Chief Accounting Officer

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                                  EXHIBIT INDEX


Exhibit No.          Description
-----------          -----------
   99.1              Press Release of Riviana Foods Inc. dated August 27, 2004.